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                             -30-

                                                  Exhibit (11)

     OWENS-CORNING FIBERGLAS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF PER SHARE EARNINGS

                                          Quarter Ended
                                            March 31,
                                       1995         1994
                                    (In millions of dollars,
                                       except share data)
Primary:

Net Income                           $    33      $    18
                                     =======      =======
Weighted average number of
  shares outstanding
  (thousands)                         45,394       43,174
Weighted average common
  equivalent shares
  (thousands):
    Deferred awards                       15           25
    Stock options using
     average market price                284          591
                                     -------      -------
Primary weighted average number
  of common shares outstanding
  and common equivalent shares
  (thousands)                         45,693       43,790
                                     =======      =======

Primary per share amount             $   .71      $   .41
                                     =======      =======

Fully Diluted:

Net Income                           $    34      $    20
                                     =======      =======
Weighted average number of shares
  outstanding (thousands)             45,394       43,174
Weighted average common equivalent
  shares (thousands):
    Deferred awards                       15           25
    Stock options using the higher
      of average market price or
      market price at end of period      327          604
Shares from assumed conversion
  of debt                              5,078        5,798
                                     -------      -------
Fully diluted weighted average number
  of common shares outstanding and
  common equivalent shares
  (thousands)                         50,814       49,601
                                     =======      =======

Fully diluted per share amount       $   .68      $   .40
                                     =======      =======
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